EXHIBIT  15

To the Board of Directors and Stockholders of

Schweitzer-Mauduit International, Inc.

Alpharetta, Georgia

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim consolidated financial statements of Schweitzer-Mauduit International, Inc. and subsidiaries for the periods ended September 30, 2005 and 2004, as indicated in our report dated November 4, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in Registration Statements No. 33-99812, No. 33-99814, No. 33-99816, No. 33-99848, No. 333-74634, No. 333-105986 and No. 333-105998 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
November 4, 2005